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                                                              EXHIBIT (d)(6)(ii)

                            ACCIDENTAL DEATH BENEFIT

1. THE BENEFIT

     The Company will pay an Accidental Death Benefit upon receipt of proof that the Insured's death:

     - resulted, directly and independently of all other causes, from accidental bodily injury; and

     - occurred while this Benefit was in force.

2. PREMIUM AND AMOUNT OF BENEFIT

     The premium for and the amount of this Benefit are shown on page 3. The Benefit will be payable as part of the policy proceeds.

3. RISKS NOT ASSUMED

     This Benefit will not be payable if the Insured's death resulted from or was contributed to by:

     - suicide.

     - bodily or mental infirmity or disease.

     - an act or incident of war, declared or undeclared.

     - riding in any kind of aircraft:

       a. as a passenger in any aircraft operated by or for the armed forces.

       b. as a pilot, as a participant in training, or as a crew member. The term "crew member" includes anyone who has any duties at any time on the flight with respect to either the flight or the aircraft.

4. TERMINATION OF BENEFIT

     This Benefit will terminate on the policy anniversary that is nearest the 70th birthday of the Insured. It will terminate earlier:

     - when the policy terminates.

     - when the policy becomes extended term or paid-up insurance.

     - when the Owner's written request is received at the Home Office.

                                                 /s/ Peter W.

                                                        Secretary
                                               THE NORTHWESTERN MUTUAL LIFE
                                                     INSURANCE COMPANY